UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2022 (March 23, 2022)

SHOE CARNIVAL, INC.

(Exact name of Registrant as Specified in Its Charter)

Indiana	0-21360	35-1736614
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7500 East Columbia Street Evansville, Indiana		47715
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (812) 867-4034

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SCVL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Shoe Carnival, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement, dated as of March 23, 2022 (the “Credit Agreement”), with the financial institutions from time to time party thereto as Lenders (the “Lenders”) and Wells Fargo Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”), Swingline Lender and Issuing Lender, Sole Lead Arranger and Sole Bookrunner. The Credit Agreement replaces the Credit Agreement dated January 20, 2010 among the Company, Wells Fargo Bank, National Association (successor-by-merger to Wachovia Bank, National Association), as administrative agent, and certain other financial institutions party thereto (as previously amended, the “Prior Credit Agreement”). The Credit Agreement provides for up to $100 million in loans (including swingline loans) and commercial and standby letters of credit. The loans may be revolving loans from the Lenders or up to $15 million of swingline loans from the Swingline Lender. The description of the material terms of the Credit Agreement included in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item.

Item 1.02. Termination of a Material Definitive Agreement.

As discussed above and below, the Company has entered into the Credit Agreement, which replaces the Prior Credit Agreement. The Prior Credit Agreement had provided for a $100 million credit facility maturing on March 27, 2022. The Company did not incur any early termination or prepayment penalties in connection with the replacement of the Prior Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As discussed above, the Company entered into an Amended and Restated Credit Agreement, dated as of March 23, 2022, with the Administrative Agent and the Lenders that provides for up to $100 million in loans and commercial and standby letters of credit. Under certain circumstances, the credit facility may be increased by up to an additional $50 million at the option of the Company though an uncommitted accordion feature. The credit facility has a maturity date of March 23, 2027. Two of the Company’s wholly-owned subsidiaries, SCLC, Inc. and SCHC, Inc. (together with the Company, the “Loan Parties”), guarantee the Company’s obligations under the credit facility. The Loan Parties also have granted the Administrative Agent, for the benefit of the Lenders, a security interest in all of the Loan Parties’ inventory to secure the obligations under the credit facility, pursuant to an Amended and Restated Security Agreement, dated as of March 23, 2022, between the Loan Parties and the Administrative Agent (the “Security Agreement”).

The Credit Agreement stipulates that the Company’s Net Worth, which is defined as the shareholders’ equity of the Company and its subsidiaries, will not be less than $250,000,000 as of the last day of any fiscal quarter. The Credit Agreement also requires that the Company’s Consolidated Interest Coverage Ratio, which is defined as the ratio of Consolidated EBIT for the most recently completed consecutive four quarter period to consolidated interest expense for such period, will not be less than 3.00 to 1.00 as of each fiscal quarter-end during the term of the Credit Agreement. Under the Credit Agreement, Consolidated EBIT is defined as net income before taxes (excluding non-cash expenses, losses or gains), plus interest expense, plus stock option and any other equity-based compensation expense for such period, plus any extraordinary, unusual or non-recurring cash expenses mutually agreed upon by the Company and the Administrative Agent, minus any extraordinary, unusual or non-recurring cash income or gains, as determined on a consolidated basis in accordance with generally accepted accounting principles.

The credit facility bears interest, at the Company’s option, at either (1) a Base Rate (as defined in the Credit Agreement), plus a margin ranging from 0.00% to 1.0%, or (2) Adjusted Term SOFR (as defined in the Credit Agreement), which includes a 0.10% Term SOFR adjustment, plus a margin ranging from 0.90% to 1.90%, depending on the Company’s achievement of certain pricing levels based on the Consolidated Total Leverage Ratio (as defined in the Credit Agreement) as of the most recently completed fiscal quarter. Both the Base Rate and Adjusted Term SOFR have a floor of 0%. A commitment fee is also charged on the unused portion of the credit facility at a rate ranging from 0.20% per annum to 0.30% per annum, depending on the Company’s achievement of certain pricing levels based on the Consolidated Total Leverage Ratio as of the most recently completed fiscal quarter. There are additional fees if letters of credit are outstanding under the Credit Agreement.

In addition to the above, the Credit Agreement contains, among other things, covenants, representations and warranties and events of default customary for credit facilities of similar size. The covenants include limitations on other indebtedness, liens, sales of assets, mergers and acquisitions, distributions, purchases, redemptions and other acquisitions of equity interests of the Loan Parties, related party transactions and loans and investments, among others. Under certain conditions, amounts outstanding under the Credit Agreement may be accelerated. Bankruptcy and insolvency events with respect to the Company and its subsidiaries will result in an automatic acceleration of the indebtedness under the Credit Agreement. Subject to notice and/or cure periods in certain cases, other events of default under the Credit Agreement will result in acceleration of indebtedness under the Credit Agreement at the option of the Required Lenders, which is defined as Lenders holding at least 66-2/3% of the total credit exposure (so long as there are less than five Lenders; otherwise, Required Lenders is defined as Lenders holding at least 50% of the total credit exposure). Those other events of default include failure to pay any principal, interest or other amounts when due, failure to comply with covenants, breach of representations or warranties in any material respect, nonpayment or acceleration of other material debt, nonpayment of certain final judgments, the occurrence of a reportable event with respect to, or the institution of steps to terminate, any of the Company’s pension plans, a change in control, or an attachment or similar action being made or taken against a material amount of the assets of the Company or any of its subsidiaries.

The foregoing descriptions of the Credit Agreement and the Security Agreement are qualified in their entirety by reference to the text of the agreements, copies of which are filed as Exhibit 4.1 and Exhibit 4.2, respectively, to this Current Report on Form 8-K.

The Lenders and their affiliates have performed, and may in the future perform, various commercial banking, investment banking, brokerage, trustee and other financial advisory services in the ordinary course of business for the Company and its subsidiaries for which they have received, and will receive, customary fees and commissions.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

The following items are filed as exhibits to this Current Report on Form 8-K:

Exhibit No.	Exhibits

4.1	Amended and Restated Credit Agreement, dated as of March 23, 2022, by and among the Company, the financial institutions from time to time party thereto as lenders, and Wells Fargo Bank, National Association, as administrative agent, swingline lender and issuing lender, sole lead arranger and sole bookrunner

4.2	Amended and Restated Security Agreement, dated as of March 23, 2022, by and between the Company and Wells Fargo Bank, National Association, as administrative agent

104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHOE CARNIVAL, INC.
(Registrant)

Date: March 24, 2022	By:	/s/ W. Kerry Jackson
W. Kerry Jackson
Senior Executive Vice President
Chief Financial and Administrative Officer and Treasurer